Exhibit 99.1

Moody's Corporation Reports Results for Third Quarter 2020

  Moody's Corporation 3Q20 revenue of $1.4 billion, up 9% from 3Q19
  Moody's Investors Service revenue of $825 million, up 11%; Moody's Analytics revenue of $531 million, up 7%
  3Q20 diluted EPS of $2.47, up 24% from 3Q19; adjusted diluted EPS of $2.69, up 25% 1
  FY 2020 guidance range for diluted EPS raised to $9.30 to $9.50; adjusted diluted EPS guidance raised to $9.95 to $10.15

NEW YORK--(BUSINESS WIRE)--October 29, 2020--Moody's Corporation (NYSE: MCO) today announced results for the third quarter of 2020, as well as updated its outlook for full year 2020.

“This quarter, customer demand for Moody’s services, insights and solutions continued to drive strong revenue growth across both Moody’s Investors Service and Moody’s Analytics. Moody’s Investors Service benefitted from a third consecutive record issuance quarter as fixed-rate issuers took advantage of historically low borrowing costs to refinance existing debt and strengthen liquidity positions. Moody’s Analytics top-line grew on increased sales of know-your-customer solutions, research and data feeds. As the results of the first nine months have continued to exceed our expectations, we are raising and narrowing our full year 2020 adjusted diluted EPS guidance range to $9.95 to $10.15, with the expectation for debt issuance to moderate in the final quarter,” said Raymond McDaniel, President and Chief Executive Officer of Moody’s. "As previously announced, after leading Moody’s for more than 15 years as CEO, I will retire at the end of the year and hand the reins over to Rob Fauber. I extend my sincere gratitude to all of our employees - their dedication and hard work has positioned Moody’s for continued success. I am confident in Rob’s leadership of the company going forward given his impressive track record and deep understanding of our businesses.”

THIRD QUARTER REVENUE UP 9%

Moody's Corporation reported revenue of $1.4 billion for the three months ended September 30, 2020, up 9% from the prior-year period. Foreign currency translation favorably impacted Moody's revenue by 1%.

Moody's Investors Service (MIS) Third Quarter Revenue Up 11%

Revenue for MIS for the third quarter of 2020 was $825 million, up 11% from the prior-year period. Foreign currency translation favorably impacted MIS revenue by 1%. The MIS adjusted operating margin was 64.2%.

Corporate finance revenue was $461 million, up 18% from the prior-year period. This was driven by both strong U.S. investment grade and U.S. speculative grade issuance due to favorable credit market conditions. Robust bond activity was partially offset by a decline in bank loans, similar to last quarter.

Financial institutions revenue was $134 million, up 12% from the prior-year period. This was largely driven by a favorable mix of infrequent U.S. bank issuers, specifically finance and securities companies seeking opportunistic funding.

Public, project and infrastructure finance revenue was $133 million, up 11% from the prior-year period. This was due to an increase in U.S. public finance activity amid a receptive market environment.

Structured finance revenue was $88 million, down 16% from the prior-year period, principally driven by a decline in U.S. and EMEA collateralized loan obligation (CLO) activity due to lack of new loan supply and wider spreads.

Moody's Analytics (MA) Third Quarter Revenue Up 7%

Revenue for MA for the third quarter of 2020 was $531 million, up 7% from the prior-year period. Organic MA revenue1 was $510 million, up 9% and excluded the impact of the divestiture of Moody's Analytics Knowledge Services (MAKS) and acquisitions completed in the past twelve months. Foreign currency translation favorably impacted total MA revenue by 2%. The MA adjusted operating margin was 31.4%.

Research, Data and Analytics (RD&A) revenue was $386 million, up 22% from the prior-year period. Organic RD&A revenue1 was $354 million, up 12% and excluded revenue from the reclassification of Moody’s Analytics Learning Solutions (MALS), as well as the acquisitions of Regulatory DataCorp and ABS Suite. This result reflected robust growth in know-your-customer (KYC) and compliance solutions, as well as new data feed sales and strong customer retention rates.

Enterprise Risk Solutions (ERS) revenue was $145 million, up 8% from the prior-year period. Organic ERS revenue1 was $143 million, up 7% and excluded revenue from the acquisition of RiskFirst. The increase was led by subscriptions to credit assessment and loan origination solutions, as well as IFRS 17 and other insurance products.

THIRD QUARTER OPERATING EXPENSES AND OPERATING INCOME

Third quarter 2020 operating expenses for Moody's Corporation totaled $714 million, up 3% from the prior-year period. This expense growth was limited by lower travel & entertainment costs and ongoing expense discipline, offset by higher incentive compensation expenses and a $23 million restructuring charge due to the exit of certain real estate leases. Foreign currency translation unfavorably impacted operating expenses by 1%.

Operating income of $642 million was up 17% from the third quarter of 2019. Adjusted operating income of $721 million was up 17% from the prior-year period, and excluded the restructuring charge, as well as depreciation and amortization. Foreign currency translation favorably impacted both operating income and adjusted operating income by 2%. Moody's operating margin was 47.3% and the adjusted operating margin was 53.2%.

Moody’s effective tax rate for the third quarter of 2020 was 22.0%, down from 25.3% in the prior-year period. This decrease was primarily due to a tax benefit associated with a non-U.S. corporate reorganization.

YEAR-TO-DATE REVENUE UP 13%

Moody’s Corporation reported revenue of $4.1 billion for the first nine months of 2020, up 13% from the prior-year period. The impact of foreign currency translation was negligible.

MIS revenue totaled $2.6 billion, up 19% from the prior-year period. The impact of foreign currency translation was negligible. The MIS adjusted operating margin was 63.0%.

MA revenue totaled $1.5 billion, up 6% from the prior-year period. Organic MA revenue1 was $1.5 billion, up 8% and excluded the impact of the divestiture of MAKS and acquisitions completed in the past twelve months. The impact of foreign currency translation was negligible. The MA adjusted operating margin was 29.8%.

YEAR-TO-DATE OPERATING EXPENSES UP 2%

Operating expenses for Moody’s Corporation in the first nine months of 2020 totaled $2.1 billion, up 2% from the prior-year period. Foreign currency translation favorably impacted Moody’s operating expenses by 1%.

Operating income of $1.9 billion was up 30% as compared to the first nine months of 2019. Adjusted operating income of $2.1 billion was up 23% from the prior-year period. The impact of foreign currency translation for both Moody’s operating income and adjusted operating income was negligible. Moody’s operating margin was 47.6% and the adjusted operating margin was 52.3%.

The effective tax rate for the first nine months of 2020 was 20.0%, down from the prior-year period effective tax rate of 21.4%.

Diluted EPS of $7.73 was up 40% from the first nine months of 2019. Adjusted diluted EPS of $8.24 was up 31%. Both year-to-date diluted EPS and adjusted diluted EPS included a $0.27 per share tax benefit related to employee share-based compensation, compared to a $0.22 per share tax benefit in the first nine months of 2019.

CAPITAL ALLOCATION AND LIQUIDITY

Capital Returned to Shareholders

During the third quarter of 2020, Moody's did not repurchase any shares, and issued net 0.1 million shares as part of its employee stock-based compensation programs. The net amount includes shares withheld for employee payroll taxes. Moody's returned $105 million to its shareholders via dividend payments during the third quarter of 2020.

Over the first nine months of 2020, Moody's repurchased 1.1 million shares at a total cost of $253 million, or an average cost of $236.67 per share, and issued net 1.2 million shares as part of its employee stock-based compensation programs.

Moody's returned $315 million to its shareholders via dividend payments during the first nine months of 2020 and on October 27, 2020, the Board of Directors declared a regular quarterly dividend of $0.56 per share of MCO Common Stock. The dividend will be payable on December 14, 2020 to stockholders of record at the close of business on November 23, 2020.

Outstanding shares as of September 30, 2020 totaled 187.8 million, down 1% from September 30, 2019. As of September 30, 2020, Moody's had approximately $1.1 billion of share repurchase authority remaining. Moody’s expects to resume share repurchases in the fourth quarter of 2020.

Sources of Capital and Cash Flow Generation

At quarter-end, Moody's had $6.4 billion of outstanding debt and an undrawn $1.0 billion revolving credit facility. Total cash, cash equivalents and short-term investments at quarter-end were $2.6 billion, up from $1.9 billion on December 31, 2019.

Cash flow from operations for the first nine months of 2020 was $1.5 billion and free cash flow was $1.4 billion.

ASSUMPTIONS AND OUTLOOK FOR FULL YEAR 2020

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel. The outlook as of October 29, 2020 incorporates numerous macroeconomic assumptions including: approximately 6% and 9% declines in full year 2020 U.S. and Euro area GDPs, respectively, U.S. high yield interest rate spreads of approximately 500 bps, U.S. unemployment of approximately 8% and the global high yield default rate rising to approximately 8% by the end of 2020.

Moody's ratings revenue guidance assumes MIS's full year global rated issuance increases in the high-teens percent range.

While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook.

These assumptions are subject to uncertainty, and actual full year results for 2020 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.29 to £1 and for the euro (€) of $1.17 to €1.

The guidance assumes a previously announced restructuring program around the rationalization and exit of certain real estate leases estimated to result in total pre-tax charges of $25 to $35 million. Of this, $25 to $30 million is expected to be recorded in the second half of 2020, including the $23 million charge incurred in the third quarter of 2020. This program is expected to result in estimated annualized savings of $5 to $6 million.

Full year 2020 diluted EPS is expected to be $9.30 to $9.50. The company expects full year 2020 adjusted diluted EPS to be $9.95 to $10.15.

A full summary of Moody's guidance as of October 29, 2020, is included in Table 12 - 2020 Outlook table at the end of this press release.

CONFERENCE CALL

Moody's will hold a conference call to discuss third quarter 2020 results as well as its 2020 outlook on October 29, 2020, at 11:30 a.m. Eastern Time ("ET"). Individuals within the U.S. and Canada can access the call by dialing +1-877-400-0505. Other callers should dial +1-720-452-9084. Please dial into the call by 11:20 a.m. ET. The passcode for the call is 9286036.

The teleconference will also be webcast with an accompanying slide presentation which can be accessed through Moody's Investor Relations website, ir.moodys.com under "Featured and Upcoming" within "Events & Presentations". The webcast will be available until 3:30 p.m. ET on November 27, 2020.

A replay of the teleconference will be available from 3:30 p.m. ET, October 29, 2020 until 3:30 p.m. ET, November 27, 2020. The replay can be accessed from within the United States and Canada by dialing +1-888-203-1112. Other callers can access the replay at +1-719-457-0820. The replay confirmation code is 9286036.

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ABOUT MOODY'S CORPORATION

Moody’s (NYSE: MCO) is a global integrated risk assessment firm that empowers organizations to make better decisions. Our data, analytical solutions and insights help decision-makers identify opportunities and manage the risks of doing business with others. We believe that greater transparency, more informed decisions, and fair access to information open the door to shared progress. With approximately 11,400 employees in more than 40 countries, Moody’s combines international presence with local expertise and over a century of experience in financial markets. Learn more at moodys.com/about.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for the business and operations of Moody’s Corporation (the “Company”) that involve a number of risks and uncertainties. Such statements may include, among other words, “believe”, “expect”, “anticipate”, “intend”, “plan”, “will”, “predict”, “potential”, “continue”, “strategy”, “aspire”, “target”, “forecast”, “project”, “estimate”, “should”, “could”, “may” and similar expressions or words and variations thereof that convey the prospective nature of events or outcomes generally indicative of forward-looking statements. The forward-looking statements and other information in this release are made as of the date hereof and the Company undertakes no obligation (nor does it intend) to publicly supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise, except as required by applicable law or regulation. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying examples of factors, risks and uncertainties that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors, risks and uncertainties include, but are not limited to, the impact of COVID-19 on volatility in the U.S. and world financial markets, on general economic conditions and GDP growth in the U.S. and worldwide, and on the Company’s own operations and personnel. Many other factors could cause actual results to differ from Moody’s outlook, including credit market disruptions or economic slowdowns, which could affect the volume of debt and other securities issued in domestic and/or global capital markets; other matters that could affect the volume of debt and other securities issued in domestic and/or global capital markets, including regulation, credit quality concerns, changes in interest rates and other volatility in the financial markets such as that due to Brexit and uncertainty as companies transition away from LIBOR; the level of merger and acquisition activity in the U.S. and abroad; the uncertain effectiveness and possible collateral consequences of U.S. and foreign government actions affecting credit markets, international trade and economic policy, including those related to tariffs and trade barriers; concerns in the marketplace affecting our credibility or otherwise affecting market perceptions of the integrity or utility of independent credit agency ratings; the introduction of competing products or technologies by other companies; pricing pressure from competitors and/or customers; the level of success of new product development and global expansion; the impact of regulation as an NRSRO, the potential for new U.S., state and local legislation and regulations, including provisions in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and regulations resulting from Dodd-Frank; the potential for increased competition and regulation in the EU and other foreign jurisdictions; exposure to litigation related to Moody’s Investors Service’s rating opinions, as well as any other litigation, government and regulatory proceedings, investigations and inquiries to which the Company may be subject from time to time; provisions in the Dodd-Frank legislation modifying the pleading standards, and EU regulations modifying the liability standards, applicable to credit rating agencies in a manner adverse to credit rating agencies; provisions of EU regulations imposing additional procedural and substantive requirements on the pricing of services and the expansion of supervisory remit to include non-EU ratings used for regulatory purposes; the possible loss of key employees; failures or malfunctions of our operations and infrastructure; any vulnerabilities to cyber threats or other cybersecurity concerns; the outcome of any review by controlling tax authorities of the Company’s global tax planning initiatives; exposure to potential criminal sanctions or civil remedies if the Company fails to comply with foreign and U.S. laws and regulations that are applicable in the jurisdictions in which the Company operates, including data protection and privacy laws, sanctions laws, anti-corruption laws, and local laws prohibiting corrupt payments to government officials; the impact of mergers, acquisitions or other business combinations and the ability of the Company to successfully integrate such acquired businesses; currency and foreign exchange volatility; the level of future cash flows; the levels of capital investments; and a decline in the demand for credit risk management tools by financial institutions. These factors, risks and uncertainties as well as other risks and uncertainties that could cause Moody’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements are currently, or in the future could be, amplified by the COVID-19 outbreak and are described in greater detail under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2019, its quarterly report on Form 10-Q for the quarter ended March 31, 2020, and in other filings made by the Company from time to time with the SEC or in materials incorporated herein or therein. Stockholders and investors are cautioned that the occurrence of any of these factors, risks and uncertainties may cause the Company’s actual results to differ materially from those contemplated, expressed, projected, anticipated or implied in the forward-looking statements, which could have a material and adverse effect on the Company’s business, results of operations and financial condition. New factors may emerge from time to time, and it is not possible for the Company to predict new factors, nor can the Company assess the potential effect of any new factors on it.

1 Refer to tables at the end of this press release for a reconciliation to GAAP of all adjusted and organic measures.

Table 1 - Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions, except per share amounts	2020	2019	2020	2019

Revenue	$1,356	$1,240	$4,081	$3,596

Expenses:
Operating	364	350	1,066	1,032
Selling, general and administrative	271	292	879	848
Restructuring	23	(1)	20	58
Depreciation and amortization	56	48	163	150
Acquisition-Related Expenses	—	—	—	3
Loss pursuant to the divestiture of MAKS	—	2	9	11
Total expenses	714	691	2,137	2,102

Operating income	642	549	1,944	1,494
Non-operating (expense) income, net
Interest expense, net	(53)	(46)	(153)	(149)
Other non-operating income (expense), net	10	10	38	12
Total non-operating income (expense), net	(43)	(36)	(115)	(137)
Income before provision for income taxes	599	513	1,829	1,357
Provision for income taxes	132	130	366	290
Net income	467	383	1,463	1,067
Less: net (loss) income attributable to noncontrolling interests	—	3	(1)	5
Net income attributable to Moody's Corporation	$467	$380	$1,464	$1,062

Earnings per share attributable to Moody's common shareholders
Basic	$2.49	$2.01	$7.80	$5.60
Diluted	$2.47	$1.99	$7.73	$5.54

Weighted average number of shares outstanding
Basic	187.8	189.0	187.6	189.6
Diluted	189.3	191.1	189.3	191.8

Table 2 - Supplemental Revenue Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions	2020	2019	2020	2019

Moody's Investors Service
Corporate Finance	$461	$392	$1,486	$1,135
Structured Finance	88	105	265	318
Financial Institutions	134	120	401	361
Public, Project and Infrastructure Finance	133	120	375	321
MIS Other	9	9	30	20
Intersegment revenue	38	35	110	100
Sub-total MIS	863	781	2,667	2,255
Eliminations	(38)	(35)	(110)	(100)
Total MIS revenue - external	825	746	2,557	2,155

Moody's Analytics
Research, Data and Analytics (1)	386	317	1,110	940
Enterprise Risk Solutions	145	134	414	373
Professional Services (1)	—	43	—	128
Intersegment revenue	1	2	5	7
Sub-total MA	532	496	1,529	1,448
Eliminations	(1)	(2)	(5)	(7)
Total MA revenue - external	531	494	1,524	1,441

Total Moody's Corporation revenue	$1,356	$1,240	$4,081	$3,596

Moody's Corporation revenue by geographic area
United States	$729	$660	$2,280	$1,910
Non-U.S.	627	580	1,801	1,686

	$1,356	$1,240	$4,081	$3,596

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 3 - Selected Consolidated Balance Sheet Data (Unaudited)

	September 30, 2020	December 31, 2019
Amounts in millions

Cash and cash equivalents	$2,492	$1,832
Short-term investments	96	98
Total current assets	4,281	3,679
Operating lease right-of-use assets	410	456
Non-current assets	7,391	6,586
Total assets	11,672	10,265
Total current liabilities	1,721	1,912
Total debt	6,363	5,581
Total operating lease liabilities (1)	530	574
Other long-term liabilities	1,456	1,450
Total shareholders' equity	1,688	831

Total liabilities and shareholders' equity	11,672	10,265

Actual number of shares outstanding	187.8	187.7
(1) The September 30, 2020 and December 31, 2019 amounts include $91 million and $89 million, respectively, of operating lease liabilities classified as current.

Table 4 - Selected Consolidated Balance Sheet Data (Unaudited) Continued

Total debt consists of the following:	September 30, 2020
Amounts in millions	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$16	$(1)	$(1)	$514
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(1)	498
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	586	—	—	(2)	584
2.625% 2017 Senior Notes, due 2023	500	13	(1)	(2)	510
3.25% 2017 Senior Notes, due 2028	500	34	(4)	(3)	527
4.25% 2018 Senior Notes, due 2029	400	—	(2)	(3)	395
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Notes, due 2030	879	—	(3)	(6)	870
3.75% 2020 Senior Notes due 2025	700	(1)	(1)	(5)	693
3.25% 2020 Senior Notes, due 2050	300	—	(4)	(3)	293
2.55% 2020 Senior Notes, due 2060	500	—	(4)	(5)	491
Total long-term debt	$6,365	$62	$(24)	$(40)	$6,363

	December 31, 2019
	Principal Amount	Fair Value of Interest Rate Swaps (1)	Unamortized (Discount) Premium	Unamortized Debt Issuance Costs	Carrying Value
Notes Payable:
4.50% 2012 Senior Notes, due 2022	$500	$9	$(1)	$(1)	$507
4.875% 2013 Senior Notes, due 2024	500	—	(1)	(2)	497
5.25% 2014 Senior Notes (30-Year), due 2044	600	—	4	(5)	599
1.75% 2015 Senior Notes, due 2027	561	—	—	(3)	558
2.75% 2017 Senior Notes, due 2021	500	11	(1)	(2)	508
2.625% 2017 Senior Notes, due 2023	500	7	(1)	(2)	504
3.25% 2017 Senior Notes, due 2028	500	—	(4)	(3)	493
3.25% 2018 Senior Notes, due 2021	300	—	—	(1)	299
4.25% 2018 Senior Notes, due 2029	400	—	(3)	(3)	394
4.875% 2018 Senior Notes, due 2048	400	—	(7)	(4)	389
0.950% 2019 Senior Notes, due 2030	842	—	(3)	(6)	833
Total long-term debt	$5,603	$27	$(17)	$(32)	$5,581

(1) The Company has entered into fixed-to-floating interest rate swaps on certain of its fixed rate debt. These amounts represent the cumulative amount of fair value hedging adjustments included in the carrying amount of the hedged debt.

Table 5 - Non-Operating (Expense) Income, Net (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Amounts in millions

Interest:
Expense on borrowings	$(42)	$(37)	$(121)	$(125)
Income	2	3	9	12
UTPs and other tax related liabilities	(9)	(7)	(27)	(20)
Net periodic pension costs - interest component	(4)	(6)	(14)	(17)
Interest capitalized	—	1	—	1
Total interest expense, net	$(53)	$(46)	$(153)	$(149)
Other non-operating (expense) income, net:
FX gain (loss)	$2	$1	$7	$(15)
Net periodic pension costs - other components	3	4	10	13
Income from investments in non-consolidated affiliates	4	4	4	11
Other	1	1	17	3
Other non-operating income (expense), net	10	10	38	12
Total non-operating (expense) income, net	$(43)	$(36)	$(115)	$(137)

Table 6 - Financial Information by Segment (Unaudited)

The table below presents revenue, operating income and adjusted operating income by reportable segment. The Company defines adjusted operating income as operating income excluding: i) restructuring; ii) depreciation and amortization; iii) Acquisition-Related Expenses; iv) a loss pursuant to the divestiture of MAKS; and v) a captive insurance company settlement.

	Three Months Ended September 30,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$863	$532	$(39)	$1,356	$781	$496	$(37)	$1,240
Total Expense	339	414	(39)	714	340	388	(37)	691
Operating income	$524	$118	$—	$642	$441	$108	$—	$549
Add:
Restructuring	13	10	—	23	—	(1)	—	(1)
Depreciation and amortization	17	39	—	56	18	30	—	48
Loss pursuant to the divestiture of MAKS	—	—	—	—	—	2	—	2
Captive insurance company settlement	—	—	—	—	10	6	—	16
Adjusted Operating Income	$554	$167	$—	$721	$469	$145	$—	$614

Operating margin	60.7%	22.2%		47.3%	56.5%	21.8%		44.3%
Adjusted operating margin	64.2%	31.4%		53.2%	60.1%	29.2%		49.5%

	Nine Months Ended September 30,
	2020				2019
Amounts in millions	MIS	MA	Eliminations	Consolidated	MIS	MA	Eliminations	Consolidated
Revenue	$2,667	$1,529	$(115)	$4,081	$2,255	$1,448	$(107)	$3,596
Total Expense	1,051	1,201	(115)	2,137	1,028	1,181	(107)	2,102
Operating income	$1,616	$328	$—	$1,944	$1,227	$267	$—	$1,494
Add:
Restructuring	12	8	—	20	29	29	—	58
Depreciation and amortization	52	111	—	163	53	97	—	150
Acquisition-Related Expenses	—	—	—	—	—	3	—	3
Loss pursuant to the divestiture of MAKS	—	9	—	9	—	11	—	11
Captive insurance company settlement	—	—	—	—	10	6	—	16
Adjusted Operating Income	$1,680	$456	$—	$2,136	$1,319	$413	$—	$1,732

Operating margin	60.6%	21.5%		47.6%	54.4%	18.4%		41.5%
Adjusted Operating Margin	63.0%	29.8%		52.3%	58.5%	28.5%		48.2%

Table 7 - Transaction and Relationship Revenue (Unaudited)

The tables below summarize the split between transaction and relationship revenue. In the MIS segment, excluding MIS Other, transaction revenue represents the initial rating of a new debt issuance as well as other one-time fees while relationship revenue represents the recurring monitoring of a rated debt obligation and/or entities that issue such obligations, as well as revenue from programs such as commercial paper, medium-term notes and shelf registrations. In MIS Other, transaction revenue represents revenue from professional services and outsourcing engagements and relationship revenue represents subscription-based revenues. In the MA segment, transaction revenue represents perpetual software license fees and revenue from software implementation services, risk management advisory projects, training and certification services, and research and analytical engagements. Relationship revenue in MA represents subscription-based revenues and software maintenance revenue.

	Three Months Ended September 30,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$347	$114	$461	$282	$110	$392
	75%	25%	100%	72%	28%	100%
Structured Finance	$41	$47	$88	$58	$47	$105
	47%	53%	100%	55%	45%	100%
Financial Institutions	$67	$67	$134	$56	$64	$120
	50%	50%	100%	47%	53%	100%
Public, Project and Infrastructure Finance	$92	$41	$133	$82	$38	$120
	69%	31%	100%	68%	32%	100%
MIS Other	$1	$8	$9	$—	$9	$9
	11%	89%	100%	—%	100%	100%
Total MIS	$548	$277	$825	$478	$268	$746
	66%	34%	100%	64%	36%	100%
Research, Data and Analytics (1)	$19	$367	$386	$3	$314	$317
	5%	95%	100%	1%	99%	100%
Enterprise Risk Solutions	$32	$113	$145	$32	$102	$134
	22%	78%	100%	24%	76%	100%
Professional Services (1)	$—	$—	$—	$43	$—	$43
	—%	—%	—%	100%	—%	100%
Total MA	$51	$480	$531	$78	$416	$494
	10%	90%	100%	16%	84%	100%
Total Moody's Corporation	$599	$757	$1,356	$556	$684	$1,240
	44%	56%	100%	45%	55%	100%

Table 7 - Transaction and Relationship Revenue (Unaudited) Continued

	Nine Months Ended September 30,
Amounts in millions	2020			2019
	Transaction	Relationship	Total	Transaction	Relationship	Total
Corporate Finance	$1,142	$344	$1,486	$808	$327	$1,135
	77%	23%	100%	71%	29%	100%
Structured Finance	$126	$139	$265	$184	$134	$318
	48%	52%	100%	58%	42%	100%
Financial Institutions	$203	$198	$401	$165	$196	$361
	51%	49%	100%	46%	54%	100%
Public, Project and Infrastructure Finance	$257	$118	$375	$208	$113	$321
	69%	31%	100%	65%	35%	100%
MIS Other	$3	$27	$30	$1	$19	$20
	10%	90%	100%	5%	95%	100%
Total MIS	$1,731	$826	$2,557	$1,366	$789	$2,155
	68%	32%	100%	63%	37%	100%
Research, Data and Analytics (1)	$53	$1,057	$1,110	$12	$928	$940
	5%	95%	100%	1%	99%	100%
Enterprise Risk Solutions	$90	$324	$414	$79	$294	$373
	22%	78%	100%	21%	79%	100%
Professional Services (1)	$—	$—	$—	$128	$—	$128
	—%	—%	—%	100%	—%	100%
Total MA	$143	$1,381	$1,524	$219	$1,222	$1,441
	9%	91%	100%	15%	85%	100%
Total Moody's Corporation	$1,874	$2,207	$4,081	$1,585	$2,011	$3,596
	46%	54%	100%	44%	56%	100%

(1) Subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material.

Table 8 - Adjusted Operating Income and Adjusted Operating Margin (Unaudited)

The Company presents Adjusted Operating Income and Adjusted Operating Margin because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Operating Income excludes the impact of: i) restructuring; ii) depreciation and amortization; iii) Acquisition-Related Expenses; iv) loss pursuant to the divestiture of MAKS; and v) a captive insurance company settlement. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. Depreciation and amortization are excluded because companies utilize productive assets of different ages and use different methods of acquiring and depreciating productive assets. Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The loss pursuant to the divestiture of MAKS is excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude.

Management believes that the exclusion of the aforementioned items, as detailed in the reconciliation below, allows for an additional perspective on the Company’s operating results from period to period and across companies. The Company defines Adjusted Operating Margin as Adjusted Operating Income divided by revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
Amounts in millions	2020	2019	2020	2019
Operating income	$642	$549	$1,944	$1,494
Restructuring	23	(1)	20	58
Depreciation and amortization	56	48	163	150
Acquisition-Related Expenses	—	—	—	3
Loss pursuant to the divestiture of MAKS	—	2	9	11
Captive insurance company settlement	—	16	—	16
Adjusted Operating Income	$721	$614	$2,136	$1,732
Operating margin	47.3%	44.3%	47.6%	41.5%
Adjusted Operating Margin	53.2%	49.5%	52.3%	48.2%

Table 9 - Free Cash Flow (Unaudited)

The table below reflects a reconciliation of the Company's net cash flows from operating activities to free cash flow. The Company defines free cash flow as net cash provided by operating activities minus payments for capital additions. Management deems capital expenditures essential to the Company's product and service innovations and maintenance of Moody's operational capabilities. Accordingly, capital expenditures are deemed to be a recurring use of Moody's cash flow. Management believes that free cash flow is a useful metric in assessing the Company's cash flows to service debt, pay dividends and to fund acquisitions and share repurchases.

	Nine Months Ended September 30,
Amounts in millions	2020	2019
Net cash provided by operating activities	$1,488	$1,196
Capital additions	(83)	(61)
Free cash flow	$1,405	$1,135
Net cash used in investing activities	$(853)	$(150)
Net cash provided by (used in) financing activities	$3	$(1,517)

Table 10 - Organic Revenue and Growth Measures (Unaudited)

The Company presents organic revenue and organic revenue growth because management deems this metric to be a useful measure which provides additional perspective in assessing the revenue growth excluding the inorganic revenue impacts from certain acquisitions and divestiture activity. The following table details the period of operations excluded from each acquisition/divestiture to determine organic revenue.

Period excluded to determine organic revenue growth
Acquisition	Acquisition Date	Q3	YTD
RiskFirst	July 25, 2019	July 1, 2020 - July 24, 2020	January 1, 2020 - July 24, 2020
ABS Suite	October 1, 2019	July 1, 2020 - September 30, 2020	January 1, 2020 - September 30, 2020
Regulatory DataCorp	February 13, 2020	July 1, 2020 - September 30, 2020	February 13, 2020 - September 30, 2020

Divestiture	Divestiture Date
MAKS	November 7, 2019	July 1, 2019 - September 30, 2019	January 1, 2019 - September 30, 2019

Additionally, subsequent to the divestiture of MAKS in 2019, revenue from the Moody's Analytics Learning Solutions ("MALS") unit, which previous to 2020 was reported in the Professional Services line of business ("LOB"), is now being reported as part of the RD&A LOB. Prior periods have not been reclassified as the amounts were not material. For purposes of determining organic RD&A revenue growth, MALS revenue has been excluded from 2020 RD&A revenue. Below is a reconciliation of MA's reported revenue and growth rates to its organic revenue and organic growth rates:

	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2020	2019	Change	Growth	2020	2019	Change	Growth
MA revenue	$531	$494	$37	7%	$1,524	$1,441	$83	6%
RiskFirst	(2)	—	(2)		(12)	—	(12)
ABS Suite	(3)	—	(3)		(6)	—	(6)
Regulatory DataCorp	(16)	—	(16)		(37)	—	(37)
MAKS	—	(28)	28		—	(83)	83
Organic MA revenue	$510	$466	$44	9%	$1,469	$1,358	$111	8%

	Three Months Ended September 30,
Amounts in millions	2020	2019	Change	Growth
RD&A revenue	$386	$317	$69	22%
ABS Suite	(3)	—	(3)
Regulatory DataCorp	(16)	—	(16)
MALS	(13)	—	(13)
Organic RD&A revenue	$354	$317	$37	12%

	Three Months Ended September 30,
Amounts in millions	2020	2019	Change	Growth
ERS revenue	$145	$134	$11	8%
RiskFirst	(2)	—	(2)
Organic ERS revenue	$143	$134	$9	7%

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited)

The Company presents Adjusted Net Income and Adjusted Diluted EPS because management deems these metrics to be useful measures to provide additional perspective on the operating performance of Moody’s. Adjusted Net Income and Adjusted Diluted EPS exclude the impact of: i) Acquisition-Related Expenses; ii) amortization of acquired intangible assets; iii) restructuring charges; iv) a captive insurance company settlement; and v) loss and tax charge pursuant to the divestiture of MAKS.

Acquisition-Related Expenses consist of expenses incurred to complete and integrate the acquisition of Bureau van Dijk. These expenses were excluded in prior years due to the material nature of the cumulative costs incurred over the multi-year integration effort. Acquisition-related expenses from other acquisitions were not material. The Company excludes the impact of amortization of acquired intangible assets as companies utilize intangible assets with different ages and have different methods of acquiring and amortizing intangible assets. These intangible assets were recorded as part of acquisition accounting and contribute to revenue generation. The amortization of intangible assets related to acquisitions will recur in future periods until such intangible assets have been fully amortized. Furthermore, the timing and magnitude of business combination transactions are not predictable and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition and can vary significantly from period to period and across companies. Restructuring charges are excluded as the frequency and magnitude of these charges may vary widely across periods and companies. The captive insurance company settlement relates to the resolution of a matter that is not expected to recur in the future at this magnitude. The loss and tax charge pursuant to the divestiture of MAKS are excluded as the frequency and magnitude of divestiture activity may vary widely from period to period and across companies.

The Company excludes the aforementioned items to provide additional perspective when comparing net income and diluted EPS from period to period and across companies as the frequency and magnitude of similar transactions may vary widely across periods.

Below is a reconciliation of this measure to its most directly comparable U.S. GAAP amount:

	Three Months Ended September 30,				Nine Months Ended September 30,
Amounts in millions	2020		2019		2020		2019
Net income attributable to Moody's common shareholders		$467		$380		$1,464		$1,062
Pre-Tax Acquisition-Related Expenses	$—		$—		$—		$3
Tax on Acquisition-Related Expenses	—		—		—		—
Net Acquisition-Related Expenses		—		—		—		3
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$31		$24		$90		$77
Tax on Acquisition-Related Intangible Amortization Expenses	(7)		(6)		(20)		(18)
Net Acquisition-Related Intangible Amortization Expenses		24		18		70		59
Pre-Tax Restructuring	$23		$(1)		$20		$58
Tax on Restructuring	(5)		—		(4)		(14)
Net Restructuring		18		(1)		16		44
Pre-Tax captive insurance company settlement	$—		$16		$—		$16
Tax on captive insurance company settlement	—		(4)		—		(4)
Net captive insurance company settlement		—		12		—		12
Tax charge pursuant to the divestiture of MAKS		—		—		—		15
Loss pursuant to the divestiture of MAKS		—		2		9		11
Adjusted Net Income		$509		$411		$1,559		$1,206

Table 11 - Adjusted Net Income and Adjusted Diluted EPS Attributable to Moody's Common Shareholders (Unaudited) Continued

	Three Months Ended September 30,				Nine Months Ended September 30,
	2020		2019		2020		2019
Diluted earnings per share attributable to Moody's common shareholders		$2.47		$1.99		$7.73		$5.54
Pre-Tax Acquisition-Related Expenses	$—		$—		$—		$0.02
Tax on Acquisition-Related Expenses	—		—		—		(0.01)
Net Acquisition-Related Expenses		—		—		—		0.01
Pre-Tax Acquisition-Related Intangible Amortization Expenses	$0.16		$0.13		$0.47		$0.40
Tax on Acquisition-Related Intangible Amortization Expenses	(0.04)		(0.04)		(0.09)		(0.09)
Net Acquisition-Related Intangible Amortization Expenses		0.12		0.09		0.38		0.31
Pre-Tax Restructuring	$0.12		$(0.01)		$0.10		$0.30
Tax on Restructuring	(0.02)		0.01		(0.02)		(0.07)
Net Restructuring		0.10		—		0.08		0.23
Pre-Tax captive insurance company settlement	$—		$0.08		$—		$0.08
Tax on captive insurance company settlement	—		(0.02)		—		(0.02)
Net captive insurance company settlement		—		0.06		—		0.06
Tax charge pursuant to the divestiture of MAKS		—		—		—		0.08
Loss pursuant to the divestiture of MAKS		—		0.01		0.05		0.06
Adjusted Diluted EPS		$2.69		$2.15		$8.24		$6.29

Note: The tax impacts in the table above were calculated using tax rates in effect in the jurisdiction for which the item relates.

Table 12 - 2020 Outlook

Moody’s updated outlook for 2020 reflects numerous assumptions about many factors that could affect its business based on information reviewed by management through and as of today’s date, including observations and assumptions regarding the impact of COVID-19, the responses to the pandemic by governments, regulators, businesses and individuals, as well as the effects on interest rates, foreign currency exchange rates, capital markets’ liquidity, and activity in different sectors of the debt markets. The outlook also reflects assumptions about both general economic conditions and GDP growth in the U.S. and Euro area, and the company’s own operations and personnel. The outlook as of October 29, 2020 incorporates numerous macroeconomic assumptions including: approximately 6% and 9% declines in 2020 U.S. and Euro area GDPs, respectively, U.S. high yield interest rate spreads of approximately 500 bps, U.S. unemployment of approximately 8% and the global high yield default rate rising to approximately 8% by the end of 2020. Moody's ratings revenue guidance assumes MIS's full year global rated issuance increases in the high-teens percent range. While the duration and severity of the COVID-19 crisis are unknown, the company has operated effectively to date and Moody’s outlook assumes that the company does not experience any material negative impact on its ability to conduct its operations as a result of COVID-19. The implications of COVID-19 or other situations or developments could affect these and many other factors that also could cause actual results to differ materially from Moody’s outlook. These assumptions are subject to uncertainty, and actual full year results for 2020 could differ materially from Moody’s current outlook. In addition, Moody’s guidance assumes foreign currency translation at end-of-quarter exchange rates. Specifically, our forecast for the remainder of 2020 reflects exchange rates for the British pound (£) of $1.29 to £1 and for the euro (€) of $1.17 to €1. The guidance assumes a previously announced restructuring program around the rationalization and exit of certain real estate leases estimated to result in total pre-tax charges of $25 to $35 million. Of this, $25 to $30 million is expected to be recorded in the second half of 2020, including the $23 million charge incurred in the third quarter of 2020.

Full Year 2020 Moody's Corporation Guidance as of October 29, 2020

MOODY'S CORPORATION	Current guidance	Last publicly disclosed guidance
Revenue	increase in the high-single-digit percent range	increase in the low-single-digit percent range
Operating expenses	increase in the low-single-digit percent range	approximately flat
Operating margin	approximately 45%	43% - 44%
Adjusted operating margin(1)	approximately 50%	48% - 49%
Interest expense, net	$180 - $200 million	NC
Effective tax rate	19.5% - 21.5%	NC
Diluted EPS	$9.30 to $9.50	$8.15 to $8.55
Adjusted Diluted EPS(1)	$9.95 to $10.15	$8.80 to $9.20
Operating cash flow	approximately $1.9 billion	$1.6 to $1.8 billion
Free cash flow(1)	approximately $1.8 billion	$1.5 to $1.7 billion
Share repurchases	approximately $500 million (subject to available cash, market conditions and other ongoing capital allocation decisions)	N/A
Moody's Investors Service (MIS)	Current guidance	Last publicly disclosed guidance
MIS global revenue	increase in the low-double-digit percent range	increase in the low-single-digit percent range
MIS adjusted operating margin(1)	approximately 60%	approximately 58%
Moody's Analytics (MA)	Current guidance	Last publicly disclosed guidance
MA global revenue	increase in the mid-single-digit percent range	NC
MA adjusted operating margin(1)	approximately 30%	NC

NC - There is no difference between the Company's current guidance and the last publicly disclosed guidance for this item.
Note: All current guidance as of October 29, 2020. All last publicly disclosed guidance is as of July 30, 2020.
(1) These metrics are adjusted measures. See below for reconciliation of these measures to their comparable GAAP measure.

Table 12 - 2020 Outlook Continued

The following are reconciliations of the Company's adjusted forward looking measures to their comparable GAAP measure:

Projected for the Year Ended December 31, 2020
Operating margin guidance	Approximately 45%
Depreciation and amortization	Approximately 4.5%
Restructuring	Approximately 0.5%
Loss pursuant to the divestiture of MAKS	Negligible
Adjusted operating margin guidance	Approximately 50%

Projected for the Year Ended December 31, 2020
Operating cash flow guidance	Approximately $1.9 billion
Less: Capital expenditures	Approximately $100 million
Free cash flow guidance	Approximately $1.8 billion

Projected for the Year Ended December 31, 2020
Diluted EPS guidance	$9.30 to $9.50
Acquisition-related intangible amortization	Approximately $0.48
Restructuring	Approximately $0.12
Loss pursuant to the divestiture of MAKS	$0.05
Adjusted diluted EPS guidance	$9.95 to $10.15

Contacts

SHIVANI KAK
Investor Relations
212.553.0298
shivani.kak@moodys.com

MICHAEL ADLER
Corporate Communications
212.553.4667
michael.adler@moodys.com

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